UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 14C

             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)





Check the appropriate box:

[ ]      Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]      Definitive Information Statement

                               CTD HOLDINGS, INC.

                  (Name of Registrant As Specified in Charter)

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         (1)     Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
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                 computed  pursuant  to  Exchange  Act Rule 0-11 (set  forth the amount on which the filing fee is calculated and state how it was determined):

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         (5)     Total fee paid:

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                               CTD HOLDINGS, INC.

                            NOTICE OF ACTION TAKEN BY

                     WRITTEN CONSENT OF MAJORITY SHAREHOLDER

DEAR SHAREHOLDERS:

         We are writing to advise you that CTD Holdings, Inc. will file an amendment to our Articles of Incorporation authorizing a class of "blank check" preferred stock consisting of 5,000,000 shares and creating a series of Series A Preferred Stock consisting of one share. This action was approved on May 26, 2004 by our Board of Directors. In addition, Mr. C.E. "Rick" Strattan, our CEO and Chairman and the holder of a majority of our issued and outstanding common stock, has advised us that he will approve this action by written consent in lieu of a special meeting in accordance with the relevant sections of the Florida Business Corporation Act. This action will not be effective until after we file the Articles of Amendment with the Florida Secretary of State. We intend to file the Articles of Amendment on or about September 15, 2004, which is 20 days after the date this information statement is first mailed to our shareholders.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         No action is required by you. The accompanying information statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement is first mailed to you on or about August 25, 2004.

         Please feel free to call us at 386-454-0887 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in CTD Holdings.

                                            For the  Board of  Directors  of CTD
                                            HOLDINGS, INC.

                                            /s/ C.E. "Rick" Strattan

                                            C.E. "Rick" Strattan, CEO

August 25, 2004

                                CTD HOLDINGS, INC.
                              27317 N.W. 78 Avenue

                           High Springs, Florida 32643

         INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF
                              MAJORITY SHAREHOLDER

                          IN LIEU OF A SPECIAL MEETING

                       WE ARE NOT ASKING YOU FOR A PROXY,  AND YOU ARE REQUESTED
                  NOT TO SEND US A PROXY.

                                     GENERAL

     This Information Statement is being furnished to the shareholders of CTD Holdings, Inc. in connection with the adoption of an amendment to our Articles of Incorporation by written consent of our Board of Directors and the written consent of the holder of a majority of our issued and outstanding voting securities in lieu of a special meeting of our shareholders. On May 26, 2004 our Board of Directors approved an amendment to our Articles of Incorporation (the "Amendment") authorizing a class of "blank check" preferred stock consisting of 5,000,000 shares, designating one share of this new preferred stock as Series A Preferred Stock and setting forth the designations, rights and preferences of the Series A Preferred Stock. Our Board of Directors is comprised of Mr. C.E. "Rick" Strattan, our CEO and Chairman, and George L. Fails, our Operations Manager. This action will become effective upon the written consent of the holder of a majority of our issued and outstanding voting securities and the filing of the Amendment with the Secretary of State of Florida in accordance with the relevant sections of the Florida Business Corporation Act. Mr. Strattan, the holder of approximately 50.36% of our outstanding common stock, which is in excess of the required majority of our outstanding voting securities necessary for the adoption of this action, has advised us that he will execute a written consent approving the Amendment on or about September 14, 2004. The Amendment will be effective upon filing with the Secretary of State of Florida. We anticipate that we will file the Amendment on September 15, 2004.

         The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 607.0704 of the Florida Business Corporation Act which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holder of a majority of our outstanding common stock.

         This information statement is first being mailed on or about September 15, 2004 to shareholders of record. This information statement is being delivered only to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. In addition, Florida law requires us to notify those shareholders who have not consented in writing to the adoption of the Amendment within 10 days after obtaining the written consent for the approval of the Amendment from the holder of the required majority of our outstanding voting securities. This information statement satisfies this notice requirement.

         No   dissenters'   rights  under   Florida  law  are  afforded  to  our
shareholders as a result of the taking of the corporate actions described in this information statement.

         The entire cost of furnishing this information statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

                           OUR PRINCIPAL SHAREHOLDERS

         Our voting securities are currently comprised of our common stock. The holders of our shares of common stock are entitled to one vote for each outstanding share on all matters submitted to our shareholders. The following table contains information regarding record ownership of our voting securities as of June 30, 2004 held by:

     * persons who own beneficially more than 5% of our outstanding common stock,
     *    our directors,
     *    named executive officers, and
     *    all of our directors and officers as a group.

         A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from June 30, 2004 upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised. Unless otherwise indicated, the address of each of the listed beneficial owners identified is 27317 N.W. 78 Avenue, High Springs, Florida 32643.

Name of                             Amount and Nature of            Percentage
Beneficial Owner                    Beneficial Ownership              of Class

C.E. "Rick" Strattan(1)             3,665,412                          50.36%
George L. Fails (2)                    47,654                             *
All officers and directors
   as a group (two persons)(1)(2)   3,713,066                          51.00%

*        represents less than 1%

(1) The shares of common stock beneficially owned by Mr. Strattan includes 1,700,000 shares which are held by Strattan Associates, Ltd., of which Mr. Strattan is the general partner. Strattan Associates, Ltd. is a limited partnership established by Mr. Strattan for estate tax purposes and is not otherwise engaged in business.

(2) The shares of common stock beneficially owned by Mr. Fails includes 7,654 shares which are issuable to Mr. Fails pursuant to the terms of his employment agreement.

                                  THE AMENDMENT

     The Amendment will create a class of "blank check" preferred stock, par value $0.001 per share, consisting of 5,000,000 shares, designate one share of this new preferred stock as Series A Preferred Stock and set forth the designations, rights and preferences of the Series A Preferred Stock. The text of the Amendment is attached to this information statement as Appendix A. Other than the creation of the class of "blank check" preferred stock and the designation of the Series A Preferred Stock, both of which have the effect of amending Article IV, Capital Stock, of our Articles of Incorporation to eliminate the current provision that the voting rights of our shareholders lie solely with our common shareholders, the Amendment makes no other changes in our Articles of Incorporation. The Amendment will not result in any change in our business, assets, liabilities or net worth.

     The "Blank Check" Preferred Stock

     The term  "blank  check"  preferred  stock  refers  to stock  for which the designations, preferences, conversion rights, and cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof, are determined by the board of directors of a company. As a result of the adoption of the Amendment, our Board of Directors will be entitled to authorize the creation and issuance of up to 5,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in the sole discretion of the Board of Directors, with no further authorization by shareholders required for the creation and issuance of the preferred stock. After issuance of the one share of Series A Preferred Stock, 4,999,999 shares of preferred stock will remain undesignated and available for issuance. Any preferred stock issued would have priority over the common stock upon liquidation and might have priority rights as to dividends, voting and other features. Accordingly, the issuance of preferred stock could decrease the amount of earnings and assets allocable to or available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of the common stock.

     The Board of Directors believes the creation of the preferred stock is in the best interests of our company and its shareholders as it believes it advisable to authorize such shares to have them available for, among other things, possible issuance in connection with such activities as public or private offerings of shares for cash, acquisitions of other companies, pursuit of financing opportunities and other valid corporate purposes.

     In approving the proposed amendment, the Board of Directors considered the following positive factors. The blank check preferred stock will provide our Board of Directors with the ability to create preferred shares without a shareholder vote and provide greater financial flexibility and speed at a lower cost, thereby increasing our ability to secure capital or close acquisitions which may benefit the growth of our company and may help us to increase our revenues and profits. There is a considerable possibility that amending the Company's Articles of Incorporation to provide for blank check preferred stock will not help increase revenues and profits. Nevertheless, the Board of Directors has given great weight to the factors of increased flexibility and speed and lower costs because of the potential benefits to our company. For example:

     * the availability of "blank check" preferred stock will permit our Board of Directors to negotiate the precise terms of an equity instrument by simply creating a new series of preferred stock at will without incurring the costs and delay in obtaining prior shareholder approval. This may permit our company to more effectively negotiate with, and to satisfy the financial criteria of, an investor or a transaction in a timely manner; or

     * dividend or interest rates, conversion rates, voting rights, liquidation preferences, terms of redemption (including sinking fund provisions), redemption prices, preemptive rights, maturity dates and similar characteristics of a series of preferred stock could be determined by the Board of Directors without obtaining prior shareholder approval, thus reducing the time and costs involved in consummating a transaction.

     The Board of Directors also considered significant negative factors which weighed against the adoption of the blank check preferred stock. The issuance of "blank check" preferred stock which the Board of Directors can designate into various series without shareholder consent can be dilutive to our common shareholders. Our shareholders will be solely reliant upon the business judgment of our Board of Directors regarding the various terms and conditions which may be ascribed to any series of preferred stock created in the future. Moreover, the ability to designate and issue new series of blank check preferred stock without shareholder action deprives shareholders of notice that such actions are being considered and of providing input in the process. The Board of Directors gave some weight to potential shareholder dilution and shareholder disenfranchisement but determined that these factors were well outweighed by the potential benefits of flexibility, speed an d cost. This is especially true in view of Mr. Strattan's historic control of our company, which has made the shareholders reliant on Mr. Strattan's exercise of his business judgment in any event. Our Board of Directors noted that Mr. Strattan has always maintained the majority control since the company became a public entity in 1994. The proposed amendment will simply maintain this method by which our company has traditionally operated at greater speed and less cost. Notwithstanding the potential dilution to our common shareholders in voting powers and equity investments, our Board of Directors believes that if it can grow our company's revenues and earnings, this growth may be reflected in the trading price of our common stock and the market liquidity of the securities, both of which will benefit our public shareholders. At June 30, 2004 the closing price of our common stock as reported on the OTCBB was $0.16 per share and our stock is thinly traded.

     We do not, however, currently have any plans, commitments, arrangements or agreements, written or otherwise, to issue or designate any of the "blank check" preferred stock to be authorized by the Amendment, other than the issuance of one share of Series A Preferred Stock to Mr. Strattan, nor can we assure our shareholders that the market price of our common stock will rise in the future.

     The negative implications of the Articles of Incorporation to provide for "blank check" preferred stock include the following:

     * The issuance and designation of any shares of "blank check" preferred stock may result in a dilution of the voting power of the unaffiliated holders of outstanding shares of common stock and their equity interests in CTD Holdings;

     * The issuance of the one share of Class A preferred stock results in perpetual control by Mr. Strattan until he chooses to dispose of that one share;

     *    The  conflict  of  interest   between  Mr.   Strattan  and  the  other
          shareholders insofar as Mr. Strattan would permanently obtain the power to control CTD Holdings and the other shareholders would forever be deprived of the ability to control affairs of our company irrespective of the number of shares we would issue or the number of shares Mr. Strattan might dispose of; and

     * Notwithstanding the fact that Mr. Strattan could dispose of his one share of Class A preferred stock, any other future issuance of "blank check" preferred stock may prevent an acquisition of CTD Holdings by any outsider, as well as make it more difficult for the shareholders to remove incumbent managers and directors.

The Series A Preferred Stock

         The Amendment will also designate one share of this new preferred stock as Series A Preferred Stock, and will set forth the designations, rights and preferences of the Series A Preferred Stock. ^The designations, rights and preferences of the Series A Preferred Stock include:

          * the stated value of the share is equal to its par value of $0.001,

          *    the share does not pay any dividends,
          * the share is likewise not entitled to any dividend rights in the future,
          * in the case of a liquidation or winding up of CTD Holdings, the holder of the share of Series A Preferred Stock is entitled to a liquidation preference of $0.001 per share,

          * the share is not redeemable by us without the consent of the holder,
          * the share is convertible into shares of our common stock at our sole option based upon a conversion ratio to be determined by CTD Holdings and the holder at the time of conversion, and

          * the share votes together with the holders of the common stock on all matters submitted to a vote of our shareholders, with the share of Series A Preferred Stock being entitled to one vote more than one-half of all votes entitled to be cast by all holders of voting capital stock of CTD Holding on any matter submitted to our shareholders so as to ensure that the votes entitled to be cast by the holder of the Series A Preferred Stock are equal to at least 51% of the total of all votes entitled to be cast by our shareholders.

     Following the filing of the Amendment with the Florida Secretary of State, we will issue the one share of Series A Preferred Stock to Mr. C.E. "Rick" Strattan, our CEO and Chairman, in exchange for 1,029,412 shares of our common stock presently held by him. Upon such exchange, the shares of common stock tendered by Mr. Strattan will be returned to our treasury with the status of authorized but unissued shares. The 1,029,412 shares of our common stock which Mr. Strattan will exchange for one share of Series A Preferred Stock represents approximately 28.1% of the shares of our common stock presently owned by him and approximately 14.1% of our total issued and outstanding common stock at June 30, 2004. The voting power of the 1,029,412 shares of our common stock being exchanged by Mr. Strattan presently represents approximately 14.1% of voting power as compared to the 51% voting power he will have upon the issuance of the one share of Series A Preferred Stock.

         Why We Are Creating the Series A Preferred Stock

     In our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as well as other filings we have made with the Securities and Exchange Commission, we have described a strategy to grow our company which involves the acquisition of additional companies. It is likely that these acquisitions would involve the issuance of additional shares of our common stock. In addition, we may seek to raise additional working capital through the sale of securities. Mr. Strattan is the founder of our company and has served as our President and CEO since inception. At June 30, 2004 Mr. Strattan controlled approximately 50.36% of our outstanding common stock. It is possible that securities issued by us in the future in an acquisition or a capital raising transaction or series of transactions could result in a change of control wherein Mr. Strattan no longer has voting control of our company. Because our business operates in a highly specialized field in which Mr. Strattan has significant expertise, we believe that his continued control is necessary in the foreseeable future as we implement our business model and grow our company to ensure that our operational and strategic decisions have the greatest chance of success.

     The purpose of the Series A Preferred Stock is to ensure that Mr. Strattan retains voting control of our company for the foreseeable future. We are not, however, currently a party to any agreement or understanding which provides for the issuance of shares of securities for either an acquisition or business combination or in a capital raising.

     As our Board of Directors had first determined that the goal providing a mechanism to ensure Mr. Strattan's continued voting control was in our company's best interests, the number of methods available to us to achieve that goal were somewhat limited. In evaluating options, we placed the most emphasis on the immediate impact on our financial statements and the potential for immediate dilution to our common shareholders. Before determining to create the Series A Preferred Stock and ascribing the voting rights to it, we considered issuing Mr. Strattan a significant number of shares of common stock for minimal consideration. This strategy would have resulted in a significant expense to our company based on the fair market value of the stock on the date of issuance, and would have been immediately dilutive to our other common shareholders. In addition, it may have resulted in only a temporary solution to the problem, and could have required additional issuances to Mr. Strattan in future periods to ensure the perpetuation of his voting control.

     In considering the proposed issuance of the Series A Preferred Stock, the Board of Directors considered the positive factors that the issuance of the one share of Series A Preferred Stock best achieved the goal of ensuring that Mr. Strattan retains voting control of our company. The Board gave considerable weight to the importance of Mr. Strattan's retaining control of CTD Holdings. The Board also considered and gave some weight to the fact that the Series A Preferred Stock was being issued in exchange for 1,029,412 common shares presently owned by Mr. Strattan, thereby increasing the interests of unaffiliated shareholders approximately 8%. Additionally, we will not recognize any expense related to the issuance of the one share of Series A Preferred Stock, as its basis will be equal to the basis of the shares of common stock which will be exchanged for the Series A Preferred Stock, and as the stock does not presently have any conversion feature it will not be included in the computation of outstanding common stock when computing earnings per share. The Board gave little weight to this factor.

     In considering the proposed issuance of the Series A Preferred Stock, the Board considered the negative factors that the issuance of the Series A Preferred Stock deprives shareholders of any control of the affairs of CTD Holdings until Mr. Strattan chooses to give up control. In light of the Board of Directors' determination that it was in the best interest of our company for Mr. Strattan to maintain control in view of his expertise, business relationships and long-term business strategy, and that Mr. Strattan presently controlled the affairs of CTD Holdings, the Board gave little weight to this factor.

Notwithstanding that the creation of the Series A Preferred Stock directly benefits Mr. Strattan, one of the two members of our Board of Directors, our Board did not solicit or obtain a fairness opinion from an independent third party regarding the action as a result of the anticipated costs of such an opinion as compared to its limited resources.

Pro Forma Principal Shareholder Table

         The following table contains information regarding record ownership of our voting securities as of June 30, 2004 held by:

          * persons who own beneficially more than 5% of our outstanding voting securities,
          *    our  directors,
          *    named executive officers, and
          *    all of our directors and officers as a group.

giving pro forma effect to the issuance of the one share of Series A Preferred Stock to Mr. Strattan and the return by him to the treasury of 1,029,412 shares of our common stock held by him, as if those transactions had occurred on June 30, 2004.

         A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from June 30, 2004, upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised. Unless otherwise indicated, the address of each of the listed beneficial owners identified is 27317 N.W. 78 Avenue, High Springs, Florida 32643.


Title of          Name of                    Amount and Nature of        Percentage       Percent of
Class             Beneficial Owner           Beneficial Ownership        of Class         Voting Control (1)
-----             ----------------           --------------------        -----------      --------------
Common Stock

                  C.E. "Rick" Strattan(2)             2,636,000             42.95%             21.00%

                  George L. Fails   (3)                  47,654                 *                   *

                  All executive officers
                  and directors as a

                  group (two persons)(2)(3)           2,683,654             43.71%             21.42%

Series A Preferred Stock

                  C.E. "Rick" Strattan (2)                    1               100%             51.00%

                  George L. Fails   (3)                       0                 -                   *
                  All executive officers
                    and directors as a
                    group (two persons)(2)(3)                 1               100%             51.00%


*        represents less than 1%

(1) Percentage of Voting Control is based upon the number of issued and outstanding shares of our common stock and Series A Preferred Stock on a pro forma basis on June 30, 2004. Giving pro forma effect to the issuance of the one share of Series A Preferred Stock to Mr. Strattan and the return to our treasury by him of 1,029,412 shares of our common stock, at June 30, 2004 we would have had an aggregate of shares of our common stock and one share of our Series A Preferred Stock issued and outstanding. These two classes of securities, which will represent our voting securities, vote together on all matters submitted to a vote of our shareholders. The holders of our outstanding shares of common stock are entitled to one vote and the holder of the Series A Preferred Stock is entitled to one vote more than one-half of all votes entitled to be cast by all holders of voting capital stock of CTD Holdings on any matter submitted to our shareholders so as to ensure that the votes entitled to be cast by the holder of the Series A Preferred Stock are equal to at least 51% of the total of all votes entitled to be cast by our shareholders.

(2) The shares of common stock beneficially owned by Mr. Strattan includes 1,700,000 shares which are held by Strattan Associates, Ltd., of which Mr. Strattan is the general partner. Strattan Associates, Ltd. is a limited partnership established by Mr. Strattan for estate tax purposes and is not otherwise engaged in business.

(3) The shares of common stock beneficially owned by Mr. Fails includes 7,654 shares which are issuable to Mr. Fails pursuant to the terms of his employment agreement.

Anti-takeover Effect

     Neither the adoption of the "blank check" preferred stock amendment or the issuance of the Series A Preferred Stock is the result of management's knowledge of any specific effort to accumulate our securities or to obtain control of CTD Holdings by means of a merger, tender offer, solicitation in opposition to management or otherwise. We have no present intention to use the "blank check" preferred stock for anti-takeover purposes. Nor does management presently intend to propose or adopt other anti-takeover measures in future proxy solicitations or corporate action. Our Board of Directors decided to adopt the Amendment at this time as we are actively seeking acquisition targets and financing transactions to expand our operations, although we are not a party to any agreements or understandings at this time for any such

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 transactions.  By adopting the Amendment at this time, and creating and issuing the Series A Preferred Stock to Mr. Strattan prior to beginning negotiations for any acquisitions or financing transactions, our Board of Directors is better able to undertake opportunities which may become available to us in a timely manner.

     However, the issuance of the Series A Preferred Stock or other shares of preferred stock could prevent any action to acquire control of the Board or to meet the voting requirements imposed by Florida law with respect to a merger or other business combination involving us. The issuance to Mr. Strattan of the one share of Series A Preferred Stock constitutes, and the future issuance of any series of "blank check" preferred stock could constitute, anti-takeover measures. The issuance to Mr. Strattan of the one share of Series A Preferred Stock results in his perpetual control of our company until such time as he disposes of the share. In addition, future issuances of series of the "blank check" preferred stock may prevent a non-negotiated acquisition by the company by diluting the ownership interest of any substantial shareholder, increasing the total amount of consideration necessary for a person to obtain control of CTD Holdings, increasing the voting power of friendly third parties and other similar events. The Amendment could therefore deprive shareholders of benefits that could result from such a takeover attempt, including a possible realization of a premium over the market price of our common stock that such an attempt could cause. Because of the absolute control of CTD Holdings which Mr. Strattan will have upon the issuance of the Series A Preferred Stock, this action could make it more difficult to remove incumbent management and directors from office even if this change would be favorable to our shareholders generally.

     The Articles of Incorporation and bylaws of CTD Holdings contain no other anti-takeover provisions. Section 607.0901 of the Florida Business Corporation Act provides that the approval of the holders of two-thirds of the voting shares of a company, other than the shares owned by an "Interested Shareholder," would be required in order to effectuate certain transactions, including, without limitation, a merger, sale of assets, sale of shares and reclassification of securities involving a corporation and an Interested Shareholder. Section
607.0901 does not apply to CTD Holdings at this time. Section 607.0902 of the Florida Business Corporation Act, informally known as the "Florida Control Share Acquisition Statute," provides that the voting rights to be accorded "Control Shares" of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Florida and (iii) either (A) more than 10% of its shareholders residing in Florida, (B) more than 10% of its shares owned by Florida residents or (C) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

Mr. Strattan's Conflicts of Interest

     The creation of the "blank check" preferred stock and the issuance of the one share of Series A Preferred Stock to Mr. Strattan in exchange for a portion of the shares of common stock owned by him will allow Mr. Strattan to retain control of our company in:

     * any situation where our company issues additional shares of common stock in a financing transaction or issues additional shares in acquisitions; or

     * even if Mr. Strattan sells all of the shares of common stock that he will retain after he exchanges a portion of his current common stock holdings for the one share of Series A Preferred Stock.

     Although Mr. Strattan has fiduciary duties to our company and our shareholders, the creation and issuance of the one share of Series A Preferred Stock to Mr. Strattan creates certain conflicts of interest between his interests and those of our company and our shareholders, including:

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     * Mr. Strattan's continued control of our company:

         The issuance of the one share of Series A Preferred Stock to him will result in his continued control of our company so long as the shares are outstanding. As a result of its voting rights, notwithstanding that our common shareholders are entitled to vote on matters submitted to our shareholders, so long as the Series A Preferred Stock is outstanding Mr. Strattan will have the power to elect all of our directors and to otherwise control our company.

     * The designations, rights and preferences of the Series A Preferred Stock could be amended in the future to include conversion rights:

         The terms of conversion of the Series A Preferred Stock have not been fixed and are determinable by our Board of Directors in its sole discretion. Mr. Strattan is one of two members to our Board of Directors. There is no limit on the number of shares of common stock into which the Series A Preferred Stock could become convertible into in the future, subject to the availability of authorized but unissued shares of common stock. In addition, if our Board of Directors determined in the future to fix conversion rights for the Series A Preferred Stock, as a result of the designations, rights and preferences of the Series A Preferred Stock, our Board (which includes Mr. Strattan as one of the two members) could fix conversion rights for the Series A Preferred Stock without the consent of our shareholders. In addition, as no shareholder consent is required to fix the conversion rights of the Series A Preferred Stock, we would not be required to provide our shareholders with an information statement or other prior notice regarding the action, if taken.

         As the Series A Preferred Stock upon issuance will lack any conversion feature, it will not be included in the calculation for earnings per share by our company. However, if conversion rights were to be established in the future, our earnings per share in future periods, if any, could be reduced in proportion to the increase in the as yet undeterminable number of shares of common stock into which the Series A Preferred Stock may become convertible.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

                                                CTD HOLDINGS, INC.

                                                By: /s/ C.E. "Rick" Strattan
                                                C.E. "Rick" Strattan, CEO

                                    EXHIBIT A

                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                               CTD HOLDINGS, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of CTD HOLDINGS, INC., a corporation organized and existing under and by virtue of the Business
Corporation Act of the State of Florida (the "Corporation"), bearing document number L93224, does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of Directors and the holder of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted as required by Section
602.1003 of the Florida Business Corporation Act:

         RESOLVED,   that  Article  IV  Capital   Stock  which  appears  in  the
Corporation's Articles of Incorporation, as amended, be and hereby is deleted in its entirety and substituted with the following:

                            ARTICLE IV. CAPITAL STOCK

         The total number of shares of capital stock that this Corporation shall have the authority to issue and to have outstanding at any one time is one hundred million (100,000,000) shares of common stock, par value $0.0001 per share, and five million (5,000,000) shares of preferred stock, par value $0.001 per share. Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors of the Corporation pursuant to the authority in this paragraph given. Cumulative voting by any shareholder is hereby expressly denied. No shareholder of this Corporation shall have, by reason of it holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized, and any other equity securities, or any notes, debentures, warrants, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

                            Series A Preferred Stock

         The Corporation hereby designates one (1) share of the authorized shares of preferred stock as Series A Preferred Stock. The rights, preferences, privileges, restrictions and other matters related to the Series A Preferred Stock are as follows:

     1. Stated Value and Dividends. The stated value of the Series A Preferred Stock shall be $0.001. The holder of the one share of Series A Preferred Stock shall not be entitled to receive dividends.

     2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holder of Series A Preferred Stock may at his sole option elect to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of common stock by reason of their ownership thereof, an amount per share equal to $0.001 for the outstanding share of Series A Preferred Stock. Upon the completion of this distribution and any other distribution that may be required with respect to series of preferred stock of this Corporation that may from time to time come into existence, if assets remain in this Corporation the holders of the common stock of this Corporation shall receive all of the remaining assets of this Corporation. For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation or any transaction in which the Corporation is the surviving entity or (ii) a sale of all or substantially all of the assets of the Corporation unless the Corporation's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued as consideration in the transaction) hold at least 50% of the voting power of the surviving or acquiring entity. Whenever a distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined and agreed to by the Board of Directors of this Corporation.

     3. Redemption. The Series A Preferred Stock is not redeemable without the prior written consent of the holder of such Series A Preferred Stock.

     4. Conversion. The share of Series A Preferred Stock shall be convertible, at the sole option of the Corporation, at any time after the date of issuance of such share at the office of this Corporation into such number of fully paid and non-assessable shares of common stock of the Corporation as is determined by mutual agreement of the Corporation and the holder of the Series A Preferred Stock at the time of conversion.

     5 Voting Rights. The holder of the share of Series A Preferred Stock shall have the following voting rights:

                  (a) The holder of the share of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, voting together with the holders of the common stock and of any other shares of capital stock of the Corporation entitled to vote at a meeting of shareholders as one class, except in cases where a separate or additional vote or consent of the holders of any class or series of capital stock or other equity securities of the Corporation shall be required by these Articles or applicable law, in which case the requirement for any such separate or additional vote or consent shall apply in addition to the single class vote or consent otherwise required by this paragraph.

                  (b) As of each record date for the determination of the Corporation's shareholders entitled to vote on any matter (a "Record Date"), the share of Series A Preferred Stock shall have voting rights and powers equal to the number of votes that entitle the holder of the share of Series A Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation so as to ensure that the votes entitled to be cast by the holder of the share of Series A Preferred Stock shall be equal to at least fifty-one percent (51%) of all votes entitled to be cast.

                  (c) Without the written consent of the holder of the share of Series A Preferred Stock at a meeting of the shareholders of this Corporation called for such purpose, the Corporation will not amend, alter or repeal any provision of the Articles of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock.

     6. Status of Redeemed Stock. In the event the share of Series A Preferred Stock shall be redeemed pursuant to Section 3 hereof, or converted pursuant to
Section 4 hereof, the share shall be canceled and returned to the status of authorized but unissued shares of preferred stock.

     7. Taxes. This Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of the share of Series A Preferred Stock.

     The foregoing amendment was duly adopted by the unanimous written consent of the Board of Directors as of May 26, 2004 and by the written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted effective September 2, 2004.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of September 2, 2004.

                                             CTD HOLDINGS, INC.

                                             By: /s/ C.E. "Rick" Strattan
                                             C.E. "Rick" Strattan, CEO

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